EXHIBIT 5.1



                       [LETTERHEAD OF JOHNSON & JOHNSON]


                                                             December 29, 1999


Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933


Ladies and Gentlemen:

          I am a General Attorney of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Registration Statement on Form S-3 (Registration No. 333-91349) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed registration of resales by certain selling securityholders of (i) up to an aggregate number of 792,660 shares of the Company's common stock, par value $1.00 per share (the "Shares"), issuable upon conversion of 4 3/4% Convertible Subordinated Debentures due 2005 (the "Debentures") of Centocor, Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Company ("Centocor"), pursuant to the Indenture dated as of February 20, 1998, between Centocor and United States Trust Company of New York, as Trustee (the "Trustee"), as supplemented and amended by the First Supplemental Indenture thereto dated as of October 6, 1999 (the "First Supplemental Indenture"), among Centocor, the Company and the Trustee, and
(ii) the Company's guarantees (the "Guarantees") of up to $61,107,000 aggregate principal amount of the Debentures, which Guarantees were issued by the Company under the First Supplemental Indenture.

          I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records and documents of the Company, including, without limitation, the Indenture and the First Supplemental Indenture, and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

          Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that (a) the Shares, when issued upon conversion of the Debentures, will be duly authorized, validly issued, fully paid and nonassessable and (b) assuming that the First Supplemental Indenture has been duly authorized, executed and delivered by Centocor and the Trustee, the Guarantees constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. The opinion in clause (b) of the preceding sentence is limited to the extent that the enforceability of the Guarantees may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and by general principles of equity, including, without limitation, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          I hereby consent to the use of my name under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ Kenneth A. Berlin
                                        -----------------------
                                        Kenneth A. Berlin, Esq.
                                        General Attorney